Exhibit 4.68

FACILITY AGREEMENT

dated 17th July 2015

in respect of

US$150,000,000 Unsecured Term Loan Facility

FOR BAIDU, INC.

as Company

and

SUMITOMO MITSUI BANKING CORPORATION

as Lender

THIS AGREEMENT is dated 17th July 2015 and is made BETWEEN:

(1)	BAIDU, INC., a limited liability company incorporated under the laws of the Cayman Islands with registered number 96019 as borrower (the Company); and

(2)	SUMITOMO MITSUI BANKING CORPORATION as lender (the Lender).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

APLMA means the Asia Pacific Loan Market Association.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month after the date of this Agreement.

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Beijing Baidu Netcom means Beijing Baidu Netcom Science Technology Co., Ltd., a limited liability company established under the laws of the PRC.

Break Costs means the amount (if any) which the Lender is entitled to receive under Clause 22.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong and the PRC and, in relation to any day for the payment of US Dollars, New York City.

Code means the US Internal Revenue Code of 1986.

Commitment means US$150,000,000, to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 4 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the APLMA or in any other form agreed between the Company and the Lender.

Consolidated Assets means, at any time, the total assets of the Group as shown on the latest consolidated financial statements of the Company delivered to the Lender pursuant to the provisions of this Agreement.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance specified in Clause 19 (Default) which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Disposal Threshold means, at any time, an amount equal to 30% of the Consolidated Assets.

Disruption Event means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollar, US$ or US Dollar means the lawful currency for the time being of the United States of America.

Event of Default means an event or circumstance specified as such in Clause 19 (Default).

Existing Facility means the term loan facility borrowed by the Company pursuant to a facility agreement dated 24 July 2013 (as amended by a Supplemental Facility Agreement dated 3 June 2014, a Second Supplemental Facility Agreement dated 9 June 2015 and as further amended, restated and/or supplemented from time to time) between the Company and the Lender.

Facility means the credit facility made available under this Agreement.

Facility Office means the office notified by the Lender to the Company through which the Lender will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

Final Maturity Date means the date falling on the second anniversary of the Utilisation Date.

Finance Document means:

(a)	this Agreement;

(b)	a Transfer Certificate; or

(c)	any other document designated as such by the Lender and the Company.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with GAAP;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or the construction of that asset or service; or

(ii)	involves a period of more than six months before or after the date of acquisition or supply;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark-to-market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

in each case, for the avoidance of doubt, excluding any indebtedness arising in the ordinary course of trading.

GAAP means generally accepted accounting principles in the United States of America.

Group means the Company and its Subsidiaries.

HKD mean the lawful currency of Hong Kong.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on the Lender’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Law or Regulation means

(a)	any applicable law or regulation of Hong Kong or any other place; or

(b)	any agreement entered into between the Lender and any competent tax, prosecuting, regulatory or governmental authority in Hong Kong or any other place (the Authority).

LIBOR means for a Term of the Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of the Loan or overdue amount, the rate quoted by the Lender to leading banks in the London interbank market,

as at 11.00 a.m. (London time) on the Rate Fixing Day for the offering of deposits in the currency of the Loan or overdue amount for a period comparable to that Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of the borrowing under this Agreement or the principal amount outstanding of that borrowing.

London Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

Mandatory Prepayment Request has the meaning given to it in Clause 7.2(a) (Mandatory prepayment — disposals).

Margin means 0.40 per cent. per annum.

Market Disruption Event has the meaning given to it in Clause 10.1(a) (Market Disruption).

Material Adverse Effect means a material adverse effect on:

(a)	the business or financial condition of the Group as a whole;

(b)	the ability of the Company to perform its payment obligation or any other material obligation under any Finance Document (which, for the avoidance of doubt, includes but is not limited to its obligation under Clause 17 (Financial Covenants) below); or

(c)	the validity or enforceability of any Finance Document.

NASDAQ means the NASDAQ Stock Market in the United States.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 December 2014.

PRC means the People’s Republic of China, but excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

Party means a party to this Agreement.

Permitted Transaction means:

(a)	an intra-Group re-organisation on a solvent basis and (if the Company is involved in such re-organisation) where the Company remains a surviving entity; or

(b)	any other transactions agreed by the Lender.

Quasi-Security Interest has the meaning given to it in Clause 18.5(a) (Negative pledge).

Rate Fixing Day means the second London Business Day before the first day of a Term or such other day as the Lender determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Repeating Representations means the representations and warranties set out in Clauses 15.2 (Status) to 15.13 (Information) (inclusive) (other than Clause 15.12 (No material adverse change).

Request means a request for the Loan, substantially in the form of Schedule 2 (Form of Request).

Restricted Group means the Company and its Restricted Subsidiaries.

Restricted Subsidiary means, at any time, a Subsidiary of the Company if the gross Tangible Assets or turnover of that Subsidiary then equal to or exceed 10 per cent. of the gross Tangible Assets or turnover of the Group provided that in no circumstances shall Beijing Baidu Netcom be or become a Restricted Subsidiary.

For this purpose:

(a)	subject to paragraph (b) below:

(i)	the contribution of a Subsidiary of the Company will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:

(i)	the contribution of the Subsidiary will be determined from its latest financial statements; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Subsidiary);

(c)	the contribution of a Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(d)	if a Restricted Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Restricted Subsidiary and the other member of the Group (if it is not the Company or already a Restricted Subsidiary) will immediately become a Restricted Subsidiary;

(e)	a Subsidiary of the Company (if it is not already a Restricted Subsidiary) will become a Restricted Subsidiary on completion of any other intra-Group transfer or reorganisation if it would have been a Restricted Subsidiary had the intra-Group transfer or reorganisation occurred on the date of the latest audited consolidated financial statements of the Company; and

(f)	except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Restricted Subsidiary until the next audited consolidated financial statements of the Company show otherwise under paragraph (a) above.

If there is a dispute as to whether or not a member of the Group is a Restricted Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

RMB means the lawful currency for the timing being of the PRC.

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for US Dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Company.

Security Interest means any mortgage, pledge, lien, charge or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Tangible Assets of a person means its total assets, less:

(a)	its net intangible assets; and

(b)	goodwill.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means a payment made by the Company to the Lender in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on the Loan or an overdue amount is calculated.

Transaction Costs means, in respect of a disposal, all Taxes and reasonable costs and expenses incurred by any member of the Group in connection with such disposal.

Transfer Certificate means a certificate, substantially in the form of Schedule 3 (Form of Transfer Certificate), with such amendments as the Lender may approve or reasonably require or any other form agreed between the Lender and the Company.

US means the United States of America.

US Tax Obligor means the Company, if:

(a)	it is or becomes resident for tax purposes in the US; or

(b)	some or all of its payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation Date means the date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly (for the avoidance of doubt, the meaning of disposal does not include issue of new shares by a member of the Group);

(v)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vi)	customer due diligence requirements are to the identification checks that the Lender requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default or an Event of Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xv)	a time of day is a reference to Hong Kong time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is, may be or is capable of becoming outstanding under the Finance Documents.

(d)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Amount

Subject to the terms of this Agreement, the Lender makes available to the Company a US$ term loan facility in an amount equal to the Commitment in one lump sum.

3.	PURPOSE

3.1	Loan

The Loan may only be used for:

(a)	refinancing the Existing Facility; and

(b)	general working capital requirements of the Group.

3.2	No obligation to monitor

The Lender is not bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)	A Request may not be given until the Lender has notified the Company that it has received (or waived receipt of) all of the documents and evidence set out in Part 1 (Conditions precedent) of Schedule 1 (Conditions precedent documents) in form and substance satisfactory to the Lender.

(b)	The Lender shall give this confirmation to the Company promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of the Lender to participate in the Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for the Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the Loan.

5.	UTILISATION — LOAN

5.1	Giving of Requests

(a)	The Company may borrow the Loan by giving to the Lender a duly completed Request.

(b)	Unless the Lender otherwise agrees, the latest time for receipt by the Lender of a duly completed Request is 11.00 a.m. one (1) Business Day before the Rate Fixing Date for the proposed borrowing.

(c)	Only one Request may be given under this Agreement. Only one Loan may be requested in the Request. The Request, once given, is irrevocable.

5.2	Completion of Requests

A Request for the Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	the amount of the Commitment; or

(ii)	such other amount as the Lender may agree;

(c)	the proposed Term complies with this Agreement; and

(d)	the currency specified in the Request is US Dollars.

5.3	Availability of Loan

If the conditions set out in Clause 4 (Conditions Precedent), Clause 5.1 (Giving of Requests) and Clause 5.2 (Completion of Requests) have been met, the Lender shall make the Loan available to the Company directly from the Lender’s Facility Office on the Utilisation Date.

6.	REPAYMENT

The Company must repay the Loan in full on the Final Maturity Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment — illegality

(a)	The Lender must notify the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for the Lender to perform any of its obligations under a Finance Document.

(b)	After notification under paragraph (a) above the Lender must notify the Company promptly that:

(i)	the Company must repay or prepay the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of the Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of the Loan will be:

(i)	the last day of the current Term of the Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment — disposals

(a)	If a member of the Group (other than Beijing Baidu Netcom):

(i)	in a single transaction or a series of transactions (whether related or not) sells, leases, transfers or otherwise disposes of any asset by means of any sale, lease, transfer or other disposal save for the ones allowed under sub-paragraphs (b)(ii) to (vi) (inclusive) of Clause 18.6 (Disposals); and

(ii)

the consideration receivable for that disposal (when aggregated with the consideration receivable for any other sale, lease, transfer or other disposal by a member of the Group excluding those allowed under sub-

paragraphs (b)(ii) to (vi) (inclusive) of Clause 18.6 (Disposals) exceeds the Disposal Threshold (such excess amount being the Excess Amount),

then the Company must (x) promptly notify the Lender of such a disposal and (y) if within 21 days of such notification, the Lender delivers a written request to the Company (a Mandatory Prepayment Request) procure that:

(A)	an amount equal to the Excess Amount less the Transaction Costs for that disposal is applied towards prepaying the Loan; and

(B)	an amount equal to the net proceeds of any subsequent sale, lease, transfer or other disposal (other than any allowed under sub-paragraphs (b)(ii) to (vi) (inclusive) of Clause 18.6 (Disposals)) (a Subsequent Disposal) is applied towards prepaying the Loan.

(b)	The Company must promptly notify the Lender of any Subsequent Disposal.

(c)	Any prepayment under this Clause 7.2 must be made within 45 days of the date of the relevant Mandatory Prepayment Request.

7.3	Voluntary prepayment

(a)	The Company may, by giving not less than three Business Days’ prior notice to the Lender prepay the Loan in whole or in part on or at any time after (i) the first anniversary of the Utilisation Date; or (ii) the date on which a Market Disruption Event occurs.

(b)	A prepayment of part of the Loan must be in a minimum amount of US$50,000,000 and an integral multiple of US$10,000,000.

7.4	Automatic cancellation

Any part of the Commitment of the Lender which, at that time, is unutilised will be automatically cancelled at the close of business on the last day of the Availability Period and shall not be available for utilisation thereafter.

7.5	Right of repayment and cancellation of a single Lender

(a)	If the Company is, or will be, required to pay to the Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Lender requesting prepayment and cancellation in respect of the Lender.

(b)	After notification under paragraph (a) above:

(i)	the Company must repay or prepay the Loan on the date specified in paragraph (c) below; and

(ii)	the Commitment of the Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of the Loan will be:

(i)	the last day of the current Term for the Loan ; or

(ii)	if earlier, the date specified by the Company in its notification.

7.6	Partial prepayment of the Loan

No amount of the Loan prepaid under this Agreement may subsequently be re-borrowed.

7.7	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Lender may agree a shorter notice period for a voluntary prepayment.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on the Loan made to it on the last day of each Term and also, if the Term is longer than three months, on the dates falling at three-monthly intervals after the first day of that Term.

8.3	Interest on overdue amounts

(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Lender to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount. For this purpose, the Lender may:

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on the Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.4	Notification of rates of interest

The Lender must promptly notify the Company of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection

(a)	The Loan has successive Terms. Each Term for the Loan will start on the Utilisation Date or on the expiry of its preceding Term.

(b)	Subject to the provisions of this Clause 9, each Term for the Loan shall be three months or any other period agreed by the Company and the Lender. If the length of a Term is not determined in accordance with this Clause 9, the Company shall be deemed to have selected a duration of three months for such Term.

9.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.3	Other adjustments

The Lender and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of the Loan, but no Term in excess of six months may be agreed by the Lender.

9.4	Notification

The Lender must notify the Company of the duration of each Term promptly after ascertaining its duration.

10.	MARKET DISRUPTION

10.1	Market disruption

(a)	In this Clause, each of the following events is a Market Disruption Event:

(i)	at or about 12:00 noon (London time) on the Rate Fixing Day for the relevant Term, the Screen Rate is not available or the Screen Rate is zero or negative and the Lender is unable to obtain a quotation to determine LIBOR for the relevant Term; or

(ii)	by close of business on the Rate Fixing Day, the Company receives a notification from the Lender that the cost to it of funding the Loan from whatever source it may reasonably select would be in excess of LIBOR for the relevant Term.

(b)	The Lender must promptly notify the Company of a Market Disruption Event.

(c)	Subject to any alternative basis agreed and consented to by the Company and the Lender as contemplated by Clause 10.2 (Alternative basis of interest or funding), after notification under paragraph (b) above, the rate of interest on the Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Lender from whatever source it may reasonably select.

10.2	Alternative basis of interest or funding

If a Market Disruption Event occurs and the Lender or the Company so requires, the Company and the Lender must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

11.	TAXES

11.1	General

In this Clause 11:

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

VAT means consumption tax, sales tax, value added tax or any other Tax of a similar nature which is imposed in any jurisdiction from time to time.

11.2	Tax gross-up

(a)	The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Company is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Lender.

(c)	If a Tax Deduction is required by law to be made by the Company or the Lender, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Lender evidence satisfactory to the Lender (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Except as provided below, the Company must indemnify the Lender against any loss or liability or cost which the Lender determines will be or has been suffered (directly or indirectly) by the Lender for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply with respect to any Tax assessed on the Lender under the laws of the jurisdiction in which:

(i)	the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(ii)	the Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Lender, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 11.2 (Tax gross-up), Clause 11.8 (FATCA Deduction and gross-up by the Company) or paragraph (b) of Clause 11.9 (FATCA Deduction by the Lender);

(ii)	would have been compensated for by an increased payment under Clause 11.2 (Tax gross-up) but was not compensated solely because one of the exclusions in that Clause applied; or

(iii)	is compensated for by a payment under paragraph (d) of Clause 11.9 (FATCA Deduction by the Lender).

(d)	If the Lender makes or intends to make a claim under paragraph (a) above it must promptly notify the Company of the event which will give, or has given, rise to the claim.

11.4	Tax Credit

If the Company makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit,

the Lender must pay an amount to the Company which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been if the Tax Payment had not been required to be made by the Company.

11.5	Stamp taxes

The Company must pay and indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of the Lender, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.6	Value added taxes

(a)

All amounts set out, or expressed to be payable under a Finance Document by the Lender which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is or becomes chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is chargeable on any supply made by the Lender to the

Company under a Finance Document and the Lender is required to account for the VAT, the Company must pay to the Lender (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT and the Lender shall promptly provide an appropriate VAT invoice to the Company.

(b)	Where a Finance Document requires any Party to reimburse or indemnify the Lender for any costs or expenses, that Party must also at the same time reimburse and indemnify (as the case may be) the Lender against all VAT incurred by the Lender in respect of those costs or expenses but only to the extent that the Lender (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the VAT.

(c)	If VAT is chargeable on any supply made by the Lender to any Party under a Finance Document and if reasonably requested by the Lender, that Party must promptly give the Lender details of its VAT registration number (if applicable) and any other information as is reasonably requested in connection with the Lender’s reporting requirements for the supply.

11.7	FATCA Information

(a)	Subject to paragraph (c) below, a Party shall, within ten Business Days of a reasonable request by the other Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to the other Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige the Lender to do anything, and paragraph (a)(iii) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.8	FATCA Deduction and gross-up by the Company

(a)	If the Company is required to make a FATCA Deduction, it shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by the Company, the amount of the payment due from the Company shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Company shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly. Similarly, the Lender shall notify the Company on becoming so aware in respect of a payment payable to the Lender.

(d)	Within 30 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Company making that FATCA Deduction or payment shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant governmental or taxation authority.

11.9	FATCA Deduction by the Lender

(a)	The Lender may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Lender shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. The Lender which becomes aware that it must make a FATCA Deduction in respect of a payment to the Company (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify the Company.

(b)	If the Lender is required to make a FATCA Deduction which relates to a payment by the Company, the amount of the payment due from the Company shall be increased to an amount which (after the Lender has made such FATCA Deduction), leaves the Lender with an amount equal to the payment if no FATCA Deduction had been required.

(c)	The Lender shall promptly upon becoming aware that it must make a FATCA Deduction which relates to a payment by the Company (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Company.

(d)	The Company shall (within three Business Days of demand by the Lender) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered by the Lender as a result of its making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)	The Lender making, or intending to make, a claim under paragraph (d) above shall promptly notify the Company of the FATCA Deduction which will give, or has given, rise to the claim.

12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause 12, the Company must pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any Law or Regulation; or

(b)	compliance with any Law or Regulation or any applicable direction, request or requirement (whether or not having the force of law) of any Authority made after the date of this Agreement.

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, the Lender or any of its Affiliates); or

(c)	attributable to the Lender or any Affiliate of the Lender wilfully failing to comply with any Law or Regulation.

12.3	Claims

(a)	If the Lender intends to make a claim for an Increased Cost it must notify the Company of the circumstances giving rise to and the amount of the claim.

(b)	The Lender must, as soon as practicable after making a demand, provide a certificate confirming the amount of its Increased Cost.

13.	MITIGATION

13.1	Mitigation

(a)	The Lender must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to the Lender;

(ii)	the Lender being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	the Lender incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

(c)	The Company must indemnify the Lender for all costs and expenses reasonably incurred by the Lender as a result of any step taken by it under this Subclause.

(d)	The Lender is not obliged to take any step under this Subclause if, in the opinion of the Lender (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by the Lender

No term of any Finance Document will:

(a)	interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(c)	Each other amount payable under the Finance Documents is payable in US Dollars.

14.2	No set-off or counterclaim

All payments made by the Company under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.3	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Lender determines (acting reasonably) is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.4	Disruption to payment systems

If the Company receives a notification from the Lender that a Disruption Event has occurred or the Company notifies the Lender that a Disruption Event has occurred, the Lender may, and must if requested by the Company, enter into discussions with the Company for a period of not more than five days with a view to agreeing any changes to the operation or administration of the Facility as the Parties may decide are necessary, provided that the Lender is not obliged to agree to any changes if, in its reasonable opinion, it is not practicable to do so.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

The representations and warranties set out in this Clause 15 are made by the Company to the Lender.

15.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of the Cayman Islands.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It is acting as principal on its account and not as agent or trustee in any capacity on behalf of any party in relation to this Agreement.

(d)	It is not a FATCA FFI or a US Tax Obligor.

15.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

15.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents;

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

15.6	No default

(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	No other event or circumstance is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

15.7	Authorisations

All authorisations required to enable it to enter into and perform its obligations under, and for the validity and enforceability of, and the transactions contemplated by, the Finance Documents have been, or will, by the time required, have been obtained or effected (as appropriate) and are, or will, by the time required be, in full force and effect.

15.8	Financial statements

Its audited consolidated financial statements most recently delivered to the Lender (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with GAAP, consistently applied; and

(b)	give a true and fair view of its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

15.9	Litigation

No litigation, arbitration or administrative proceedings against any member of the Group has been started or, to its knowledge, threatened, which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

15.10	Issued share capital

It has a paid up share capital of not less than HKD1,000,000 or an equivalent amount in any other approved currency.

For the purpose of this Subclause, approved currency means a currency which is freely convertible into Hong Kong dollars or a currency approved in writing by the Registrar of Money Lenders appointed under section 4 of the Money Lenders Ordinance (Cap. 163, Laws of Hong Kong) (the MLO) for the purpose of paragraph 12 of Part 2 of Schedule 1 to the MLO.

15.11	OFAC

No member of the Group will:

(a)	use (or otherwise make available) the proceeds of the Loan for the purpose of financing directly or indirectly the activities of any person or entity which is currently listed on the Specially Designated Nationals (the SDN) List or in a country which is subject to U.S. economic sanctions administered by the U.S. Treasury Department Office of Foreign Assets Control (the OFAC Sanctions) to the extent such financing would be prohibited by the OFAC Sanctions if conducted by a person in the United States of America; or

(b)	contribute or otherwise make available the proceeds of the Loan to any person or entity if the relevant member of the Group has actual knowledge that such party intends to use such proceeds for the purpose of financing the activities of any person or entity which is on the SDN List or in a country which is subject to the OFAC Sanctions, to the extent such financing would be prohibited by the OFAC Sanctions if conducted by a person in the United States of America.

15.12	No material adverse change

There has been no material adverse change in its consolidated financial condition since the date to which the Original Financial Statements were drawn up.

15.13	Information

All written, factual information supplied by the Company or on its behalf to the Lender in connection with the Finance Documents (including any information supplied prior to the date of this Agreement) is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given and the Company has not omitted to supply any information which, if disclosed, might make the information supplied untrue or misleading in any material respect.

15.14	Restricted Group

The following is a complete list of all the members of the Restricted Group as of the date of this Agreement:

(a)	Baidu.com Times Technology (Beijing) Co., Ltd;

(b)	Baidu Online Network Technology (Beijing) Co., Ltd; and

(c)	Baidu (China) Co., Ltd.

15.15	Stamp duties

Except for any registration fees, stamp duty or other similar Tax or charge referred to in any legal opinion required under this Agreement (which will be paid within any applicable time limit), as at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

15.16	Security Interest

As at the date of this Agreement, no Security Interest or Quasi-Security Interest exists over the assets of any member of the Restricted Group.

15.17	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by the Company on the date of this Agreement.

(b)	Each Repeating Representation is deemed to be repeated by the Company on the date of the Request and the first day of each Term.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

16.	INFORMATION COVENANTS

16.1	Financial statements

(a)	The Company must supply to the Lender:

(i)	its audited consolidated financial statements for each of its financial years; and

(ii)	its interim financial statements for the first half-year of each of its financial years.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited consolidated financial statements, within 180 days; and

(ii)	in the case of the Company’s interim financial statements, within 120 days,

of the end of the relevant financial period.

16.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Lender of any change to the manner in which its audited consolidated financial statements are prepared.

(c)	If requested by the Lender, the Company must supply to the Lender:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Lender to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Lender under this Agreement.

16.3	Compliance Certificate

(a)	The Company must supply to the Lender a Compliance Certificate with each set of its financial statements sent to the Lender under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Company.

16.4	Information — miscellaneous

(a)	The Company must, subject to paragraph (b) below, supply to the Lender if the Lender so requests:

(i)	copies of all documents despatched by the Company to its shareholders (or any class of them) or to its creditors generally at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings against any member of the Group which are current, threatened or pending and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(iii)	promptly on request, a list of the then current Restricted Subsidiaries; and

(iv)	promptly on request, such further information regarding the financial condition, business and operations of any member of the Group as the Lender may reasonably request.

(b)	Nothing in paragraph (a) above shall require the Company to supply any document or information to the Lender if and for so long such disclosure will cause the Company to be in breach of the relevant listing rules of NASDAQ or any mandatory provisions of applicable laws or any confidentiality agreements or undertakings.

16.5	Notification of Default

(a)	The Company must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Lender, the Company must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.6	Year end

The Company must not change its financial year end except with the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed).

17.	FINANCIAL COVENANTS

17.1	Definitions

In this Clause 17:

Adjusted Consolidated EBITDA means, in relation to a Measurement Period, Consolidated EBITDA for the period adjusted by:

(a)	including the operating profit before interest, tax, depreciation, amortisation and impairment charges (EBITDA) of a member of the Group or attributable to a business or assets acquired during the Measurement Period for that part of the Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; and

(b)	excluding the EBITDA attributable to any member of the Group or to any business or assets sold during that Measurement Period.

Consolidated Cash Balance means, at any time, the aggregate of all cash and cash equivalents and short-term investments held by the Group at that time which would be included on a consolidated balance sheet of the Group drawn up at that time in accordance with GAAP as “Cash and cash equivalents” or “Short-term investments” and for so long as repayment of that cash or realisation of those cash equivalents or short-term investments is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on satisfaction of any other condition outside the control of the Group.

Consolidated EBIT means, in relation to a Measurement Period, the aggregate of:

(a)	the consolidated operating profits of the Group (including the results from discontinued operations) before finance costs and tax for that Measurement Period;

(b)	plus or minus the Group’s share of the profits or losses of associates for that period (after finance costs and tax) and the Group’s share of the profits or losses of any joint ventures;

adjusted by:

(i)	taking no account of any Exceptional Item;

(ii)	taking no account of any unrealised gains or losses on any derivative instrument or other financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement;

(iii)	taking no account of any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(iv)	taking no account of any expense referable to equity-settled share-based compensation of employees.

Consolidated EBITDA means, in relation to a Measurement Period, Consolidated EBIT for that Measurement Period after adding back any depreciation and amortisation and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

Consolidated Tangible Net Worth means at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the net amount standing to the credit (or debit) of the consolidated reserves of the Company,

based on the latest published audited or unaudited consolidated balance sheet of the Company (the latest balance sheet) (and in each case, the balance sheet of the

Company to be provided by the Company as at 31 December of each year shall always be audited) but adjusted by:

(i)	deducting any dividend or other distribution proposed, declared or made by the Company (except to the extent it has been taken into account in the latest balance sheet);

(ii)	deducting any amount attributable to goodwill or any other intangible asset;

(iii)	deducting any amount attributable to an upward revaluation of assets (other than financial instruments) after 31 December 2014 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group;

(iv)	reflecting any variation in the amount of the issued share capital of the Company after the date of the latest balance sheet (and any change in the consolidated reserves of the Group resulting from that variation);

(v)	reflecting any variation in the interest of the Company in any other member of the Group since the date of the latest balance sheet (to be calculated on the assumption that the variation had occurred immediately before the latest balance sheet date); and

(vi)	excluding any amounts debited or credited to deferred tax which relates to the revaluation of any item which is excluded from the calculation.

Consolidated Total Borrowings means, in respect of the Group, at any time, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Company drawn up at that time (or in the case of any guarantee, indemnity or similar assurance referred to in paragraph (i) below, the maximum liability under the relevant instrument):

(a)	any moneys borrowed;

(b)	any redeemable preference shares;

(c)	any acceptance under any acceptance credit (including any dematerialised equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument;

(e)	any indebtedness under a finance or capital lease in accordance with the GAAP;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group, in each case, for the avoidance of doubt, excluding any indebtedness arising (a) in the ordinary course of trading and (b) between members of the Group.

Exceptional Item means any material item of income or expense that represents:

(a)	any gain or loss arising from:

(i)	write-downs of inventories to net realisable value or of property, plant and equipment to recoverable amount, and reversals of such write-downs;

(ii)	restructuring the activities of the Group or any member of the Group and any reversals of any provision for the costs of restructuring;

(iii)	disposals of items of property, plant or equipment;

(iv)	disposals of investments; or

(v)	disposals or settlements of liabilities of any member of the Group that fall within the definition of Consolidated Total Borrowings; or

(b)	any gain of a highly unusual or non-recurring nature; or

(c)	any gain or loss arising from a transaction entered into otherwise than in the carrying on of the normal core business operations of the Group.

Measurement Period means the last four full financial quarters of the Company ending on the date of the latest balance sheet (as defined in Consolidated Tangible Net Worth above).

17.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than US Dollars is to be taken into account at its US Dollar equivalent calculated on the basis of:

(i)	the Lender’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with US Dollars at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause 17.

17.3	Consolidated Tangible Net Worth

The Company must ensure that Consolidated Tangible Net Worth is not at any time less than RMB 10 billion.

17.4	Gearing

The Company must ensure that Consolidated Total Borrowings do not at any time exceed 150 per cent. of Consolidated Tangible Net Worth at that time.

17.5	Leverage

The Company must ensure that Consolidated Total Borrowings do not, at the end of each Measurement Period, exceed 2.5 times of the Adjusted Consolidated EBITDA for that Measurement Period.

17.6	Consolidated Cash Balance

The Company must ensure that Consolidated Cash Balance is not at any time less than Consolidated Total Borrowings at that time.

18.	GENERAL COVENANTS

18.1	General

The Company agrees to be bound by the covenants set out in this Clause 18 relating to it and, where the covenant is expressed to apply to any other member of the Group, the Company must ensure that its relevant Subsidiaries perform that covenant.

18.2	Authorisations

The Company must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	if requested by the Lender, supply certified copies to the Lender,

of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so would have a Material Adverse Effect.

18.4	Pari passu ranking

The Company must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.5	Negative pledge

(a)	For the purpose of this Subclause, Quasi-Security Interest means an arrangement or transaction described in paragraph (c) below.

(b)	Except as provided below, no member of the Restricted Group may create or allow to exist any Security Interest on any of its assets.

(c)	No member of the Restricted Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Restricted Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) do not apply to:

(i)	any Security Interest or Quasi-Security Interest comprising a netting, set-off or cash-pooling arrangement entered into by a member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Restricted Group but excluding any Security Interest or Quasi-Security Interest under a credit support arrangement;

(iii)	any lien arising by operation of law and in the ordinary course of business;

(iv)	any Security Interest or Quasi-Security Interest on an asset, or an asset of any person, acquired by a member of the Restricted Group after the date of this Agreement but only for the period of 6 months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(v)	any Security Interest or Quasi-Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Restricted Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Restricted Group;

(vi)	any Security Interest or Quasi-Security Interest over goods or documents of title arising in the ordinary course of letter of credit transactions entered into in the ordinary course of trade;

(vii)	any Security Interest or Quasi-Security Interest provided with the prior consent of the Lender; and

(viii)	any Security Interest or Quasi-Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed RMB500,000,000 or its equivalent at any time.

18.6	Disposals

(a)	Except as provided below, no member of the Group (other than Beijing Baidu Netcom) may, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets without the prior written consent of the Lender.

(b)	Paragraph (a) above does not apply to any disposal:

(i)	where the consideration receivable of that disposal (when aggregated with the consideration for any other disposal of assets by any member of the Group not allowed under sub-paragraphs (ii) to (vi) below) (A) does not exceed the Disposal Threshold or (B) exceeds the Disposal Threshold but no Mandatory Prepayment Request has been delivered by the Lender to the Company within the applicable time period specified in Clause 7.2(a) (Mandatory prepayment — disposals); or (C) exceeds the Disposal Threshold where the net proceeds of that disposal are applied towards mandatory prepayment of the Loan in accordance with Clause 7.2(a) (Mandatory prepayment — disposals);

(ii)	made to another member of the Group (other than Beijing Baidu Netcom);

(iii)	made in the ordinary course of trading of the disposing entity;

(iv)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(v)	of obsolete or redundant vehicles, plant or equipment for cash; or

(vi)	arising as result of a Permitted Transaction.

(c)	Each disposal shall only be permitted under this Subclause if it is made (i) on arm’s length commercial terms or (ii) (other than in respect of any disposal permitted under paragraph (b)(ii) above) on more favourable terms to the disposing entity than arms’ length commercial terms and at least for fair market value.

18.7	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Restricted Group from that carried on at the date of this Agreement.

18.8	Merger

The Company may not enter into any amalgamation, demerger, merger or reconstruction other than a Permitted Transaction.

18.9	Insurance

Each member of the Restricted Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

18.10	“Know Your Customer” Checks

The Company shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or on behalf of any prospective assignee or transferee) in order for the Lender or any prospective assignee or transferee to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations.

18.11	Anti-Money Laundering and Counter-Terrorist Financing

Each member of the Group shall comply in all respects with all anti-money laundering and counter-terrorist financing laws and regulations (AML/CTF Laws) to which it may be subject. The Company shall promptly provide all information to the Lender which the Lender may require in order to manage its money-laundering and terrorist-financing risks or to comply with AML/CTF Laws.

18.12	Anti-Corruption

No member of the Group nor its directors, and officers, and (to the best of the Company’s knowledge having made all reasonable enquiries) agents, employees and any other persons acting for it or on its behalf (each a Relevant Person) have:

(a)	violated (and will violate) any applicable anti-bribery or anti-corruption laws;

(b)	offered, paid, promised to pay or authorized the payment of (and will offer, pay, promise to pay or authorize the payment of) any money; or

(c)	offered, given, promised to give or authorized the giving of (and will offer, give, promise to give or authorize the giving of) anything of value to any Government Official (Government Official means any officer, employee or any other person acting in an official capacity for any government authority or any political party or any candidate for political office (both individually and collectively)) or to any person, under circumstances where any member of the Group or the Relevant Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, in each case for the purpose of:

(i)	any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity;

(ii)	influencing any act or decision of such Government Official in his official capacity (including a decision to fail to perform his official function);

(iii)	inducing such Government Official to do any act in relation to his lawful duty;

(iv)	securing any improper advantage;

(v)	inducing such Government Official to influence or affect any act or decision of any Government Entity (Government Entity means government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organisation); or

(vi)	assisting any member of the Group or the Relevant Person in obtaining or retaining business for or with a Government Entity, or directing business to the Group or the Relevant Person (and such conduct a “Corrupt Activity”), provided that the Company shall not be in breach of the representation in this Clause 18.12 if, within thirty (30) days of becoming aware of any Corrupt Activity, the Company takes appropriate action to remedy such Corrupt Activity.

18.13	Restrictions on Transactions

The Company agrees that the Lender may refuse to act on any instruction of the Company or delay, block or refuse to process any transaction under this Agreement without incurring any liability if the Lender has fair reason to suspect that:

(a)	the instruction or transaction may breach any Law or Regulation;

(b)	the instruction or transaction involves any person (natural, corporate or governmental) that is itself subject to any applicable sanction imposed by the United Nations or any relevant country or is connected, directly or indirectly, to any person that is subject to such sanction;

(c)	the instruction or transaction may directly or indirectly involve the proceeds of, or be applied for the purposes of, any unlawful conduct; or

(d)	by carrying out the instruction or transaction, the Lender may breach any Law or Regulation.

18.14	No Immunity

The Company agrees that in any legal action or proceedings against it or its assets in connection with this Agreement, no immunity from such legal action or proceedings shall be claimed by or on behalf of any member of the Group or with respect to its assets, and that member (including the Company) irrevocably waives any such right of immunity which it or its assets now has/have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, of any order or judgment which may be made or given in such action or proceedings.

18.15	Provision of Information

(a)	Each member of the Group agrees that it shall provide the Lender with such information as the Lender may require from time to time to enable the Lender to comply with any Law or Regulation.

(b)	If any information provided by or on behalf of the Company to the Lender includes information or personal data of any third party, the Company confirms and warrants that it has obtained the consent of such third party to the provision of such information or personal data to the Lender for such purposes and for disclosure to such persons (whether in or outside Hong Kong) as it may be disclosed to in accordance with the terms of this Agreement or the Lender’s policies on use and disclosure of personal data set out in statements, circulars, terms and conditions or notices made available by the Lender to its customers from time to time.

18.16	Application of FATCA

The Company shall procure that it shall not become a FATCA FFI or a US Tax Obligor.

19.	DEFAULT

19.1	Events of Default

Each of the events or circumstances set out in this Clause 19 (other than Clause 19.13 (Acceleration)) is an Event of Default.

19.2	Non-payment

The Company does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment

(a)	is caused by technical or administrative error and is remedied within five Business Days of the due date; or

(b)	is caused by a Disruption Event and is remedied within five Business Days of the due date.

19.3	Breach of other obligations

(a)	The Company does not comply with any term of Clause 17 (Financial covenants); or

(b)	the Company does not comply with any term of the Finance Documents (other than any term referred to in Clause 19.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 20 Business Days of the earlier of the Lender giving notice of the failure to comply to the Company and the Company becoming aware of the non-compliance.

19.4	Misrepresentation

A representation or warranty made or deemed to be repeated by the Company in any Finance Document or in any document delivered by or on behalf of the Company under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

(a)	are capable of remedy; and

(b)	are remedied within 20 Business Days of the earlier of the Lender giving notice of the misrepresentation or breach of warranty to the Company and the Company becoming aware of the misrepresentation or breach of warranty.

19.5	Cross-default

Any of the following occurs in respect of a member of the Restricted Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a) to (c) above is less than US$50,000,000 or its equivalent.

19.6	Insolvency

Any of the following occurs in respect of a member of the Restricted Group:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on its debts generally or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); or

(f)	any of its indebtedness is subject to a moratorium.

19.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a member of the Restricted Group:

(i)	any corporate action or legal proceedings is taken with a view to the suspension of payments, a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers resolves to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest is enforced over any of its assets having an aggregate value of at least US$50,000,000;

(v)	an order for its winding-up, administration or dissolution is made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets; or

(vii)	any analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up, administration or dissolution which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

19.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a member of the Restricted Group, having an aggregate value of at least US$50,000,000 which is not discharged within 30 days.

19.9	Cessation of business

A member of the Restricted Group ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

19.10	De-listing or suspension of shares trading

The shares in the Company cease to be listed on NASDAQ or trading of the shares in the Company has been suspended for more than five (5) consecutive Business Days on which NASDAQ is generally open for trading and such delisting or suspension has a Material Adverse Effect.

19.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for the Company to perform any of its obligations under the Finance Documents.

(b)	The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.12	Material adverse change

Any event or series of events occurs which, in the opinion of the Lender (acting reasonably), would have a Material Adverse Effect.

19.13	Acceleration

If an Event of Default is outstanding, the Lender may by notice to the Company:

(a)	cancel all or any part of the Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Lender.

Any notice given under this Subclause will take effect in accordance with its terms.

20.	EVIDENCE AND CALCULATIONS

20.1	Accounts

Accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

20.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or in any case where the London interbank market differs, in accordance with that market practice.

21.	FEE

The Company shall pay to the Lender a front-end fee in an amount equal to USD1,200,000.00 (or 0.8 per cent. of USD150,000,000) within fifteen (15) days of the Utilisation Date. The front-end fee shall be non-refundable whether or not any amount is drawn hereunder.

22.	INDEMNITIES AND BREAK COSTS

22.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

(i)	the Lender receiving an amount in respect of the Company’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2	Other indemnities

(a) The Company must indemnify the Lender (and its officers, employees, agents, delegates and nominees) against any fees, expenses (including those of legal counsel), loss or liability which the Lender incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	written information produced or approved by the Company being or being alleged to be misleading or deceptive in any respect;

(iii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Company or with respect to the transactions contemplated or financed under the Finance Documents;

(iv)	any failure by the Company to pay any amount due under a Finance Document on its due date;

(v)	(other than by reason of gross negligence or wilful misconduct by the Lender) the Loan not being made after the Request has been delivered for the Loan; or

(vi)	the Loan (or part of the Loan ) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or the Loan.

(b)	The Company must indemnify the Lender against any loss or liability incurred by the Lender as a result of:

(i)	investigating any event which the Lender believes to be a Default; or

(ii)	acting or relying on any notice, request or instruction which the Lender believes to be genuine, correct and appropriately authorised.

(c)	The provisions of this Clause 22.2 shall survive the termination of the Finance Documents or the Lender ceasing to be a Party under the Finance Documents.

22.3	Break Costs

(a)	The Company must pay to the Lender its Break Costs if the Loan (or any part of it) or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the Lender by which:

(i)	the interest (excluding the Margin) which the Lender would have received for the period from the date of receipt of any part of its share in the Loan or an overdue amount to the last day of the applicable Term for the Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	The Lender must supply to the Company details of the amount of any Break Costs claimed by it under this Subclause.

23.	EXPENSES

23.1	Initial costs

The Company must pay the Lender the amount of all out-of-pocket costs and expenses reasonably incurred by it up to an agreed level in connection with the negotiation, preparation, or printing the Finance Documents.

23.2	Subsequent costs

The Company must pay to the Lender the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) entered into after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by a Finance Document.

23.3	Enforcement costs

The Company must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.	AMENDMENTS AND WAIVERS

24.1	Procedure

(a)	Unless otherwise specified in the Finance Documents, any term of the Finance Documents may be amended or waived only with the consent of the Company and the Lender and any such amendment or waiver will be binding on all the Parties.

24.2	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Lender reasonably determines after consultation with the Company is necessary to reflect the change.

24.3	Waivers and remedies cumulative

The rights of the Lender under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

25.	CHANGES TO THE PARTIES

25.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Lender.

25.2	Assignments and transfers by Lender

Subject to the following provisions of this Clause 25, the Lender (the Existing Lender) may at any time:

(a)	assign any of its rights; or

(b)	transfer by way of novation any of its rights or obligations under this Agreement,

to another bank or financial institution (the New Lender) without the consent of the Company provided that the Existing Lender has given the Company no less than 15 days prior written notice of such assignment or transfer.

25.3	Other conditions to assignment or transfer

(a)	The Lender is not obliged to enter into a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all customer due diligence or any “know your customer” or other checks in relation to any relevant person or other legal requirements to its satisfaction.

(b)	any reference in this Agreement to the Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

25.4	Procedure for transfer using a Transfer Certificate

(a)	In this Subclause:

Transfer Date means, in relation to a transfer, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Existing Lender enters into that Transfer Certificate.

(b)	A transfer of rights or obligations using a Transfer Certificate will be effective if:

(i)	the New Lender delivers to the Existing Lender a duly completed Transfer Certificate; and

(ii)	the Existing Lender enters into it.

(c)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become the Lender under this Agreement and be bound by the terms of this Agreement as Lender.

(d)	The Existing Lender shall, subject to subclause 25.4, enter into a Transfer Certificate delivered to it and which appears on its face to be in order as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

25.5	Original consents and waivers

The New Lender shall be bound by any consent, waiver, election or decision given or made by the Existing Lender under or pursuant to any Finance Document prior to the coming into effect of the relevant assignment or transfer to that New Lender.

25.6	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or

(C)	any observance by the Company of its obligations under any Finance Document or other document,

and any representations or warranties implied by law are excluded.

(b)	The New Lender confirms to the Existing Lender that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement;

(ii)	has not relied on any information supplied to it by the Existing Lender in connection with any Finance Document;

(iii)	has conducted its own investigation in connection with the Finance Documents and has not relied upon the Existing Lender to conduct any due diligence investigation on its behalf;

(iv)	has access to all information that it believes is necessary or appropriate in connection with its participation of this Agreement and it is able to obtain or access business and financial information without undue difficulty;

(v)	has consulted its own independent advisors or otherwise has satisfied itself concerning, without limitation, the tax, legal, currency and other economic considerations related to its participation in this Agreement, and has only relied on the advice of, or has only consulted with, such independent advisers;

(vi)

has not relied and will not rely on any investigation or due diligence that the Existing Lender or any of its affiliates or employees or any person acting on behalf of the Existing Lender may have conducted in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets), and none of such persons has made any representation, warranty or recommendation to that New Lender, express or implied, in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) or the accuracy, completeness or adequacy of any information that New Lender obtain from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind); and

(vii)	will not hold the Existing Lender, its affiliates or the officers, directors or employees responsible for any misstatements in or omissions from information it obtains from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind).

(c)	Nothing in any Finance Document requires the Existing Lender to:

(i)	accept a re-transfer from the New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

25.7	Costs resulting from change of Lender or Facility Office

If:

(a)	the Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

then the Company needs only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred provided that this clause does not apply to the extent that the payment under Clause 11 (Taxes) relates to a FATCA Deduction.

26.	DISCLOSURE OF INFORMATION

(a)	The Lender must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, the Lender is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by the Lender of this Clause;

(ii)	to the extent required for the purpose of any legal or arbitration proceedings;

(iii)	to the extent required to be disclosed under any Law or Regulation;

(iv)	to a governmental, banking, taxation, other regulatory authority or any other Authority;

(v)	to its professional advisers or any rating agency (provided that such person is under a duty of confidentiality to the Lender);

(vi)	to the extent allowed under paragraph (b) below; or

(vii)	with the agreement of the Company.

(b)	The Lender may disclose to an Affiliate, its head office and any representative or other branches or any person (a third party) with (or through) whom the Lender enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or the Company:

(i)	a copy of any Finance Document; and

(ii)	any information which the Lender has acquired under or in connection with any Finance Document.

However, before a third party may receive any confidential information, it must have entered into a Confidentiality Undertaking.

(c)	This Clause 26 supersedes any previous confidentiality undertaking given by the Lender in connection with this Agreement prior to it becoming a Party.

27.	SET-OFF

The Lender may, for so long as an Event of Default is outstanding, set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation (whether or not matured) owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

29.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

30.	NOTICES

30.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

30.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the any Party under this Agreement on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Baidu Campus No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, PRC
Fax number:	+86 10 5992 6613
E-mail:	zhoumao@baidu.com
Attention:	Ms. Zhou Mao

(c)	The contact details of the Lender for this purpose are:

Address:	8/F., One International Finance Centre1 Harbour View Street Hong Kong
Fax number:	+852 2206 2968
E-mail:	charing.chung@smbc.com.hk
Attention:	Ms. Charing Chung

Any Party may change its contact details by giving five Business Days’ notice to the other Party.

(d)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

30.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Lender will only be effective on actual receipt by it.

31.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Lender otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

32.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

33.	ENFORCEMENT

33.1	Jurisdiction

(a)	The Hong Kong courts have non-exclusive jurisdiction to settle any dispute including a dispute relating to any non-contractual obligation arising out of or in connection with any Finance Document.

(b)	The Hong Kong courts are the most appropriate and convenient courts to settle any such dispute in connection with any Finance Document. The Company agrees not to argue to the contrary and waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Lender only. To the extent allowed by law, the Lender may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(d)	References in this Clause 33 to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

33.2	Service of process

(a)	The Company irrevocably appoints Messrs. Li & Partners of 22nd Floor, World-Wide House, 19, Des Voeux Road, Central, Hong Kong as its agent under the Finance Documents for service of process in any proceedings before the Hong Kong courts in connection with any Finance Document.

(b)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Company must immediately (in any event within 14 days of the event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another process agent for this purpose.

(c)	The Company agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

33.3	Waiver of immunity

The Company irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by the Lender against the Company in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT DOCUMENTS

PART 1 (CONDITIONS PRECEDENT)

Corporate documentation

1.	A copy of the constitutional documents of the Company.

2.	A copy of a resolution of the board of directors of the Company approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party.

3.	A copy of the certificate of good standing of the Company issued by the Registrar of Companies of the Cayman Islands within one month of the date of this Agreement.

4.	A copy of the certificate of incumbency of the Company issued by its Cayman Islands registered office provider within one month of the date of this Agreement.

5.	A copy of the Original Financial Statements.

6.	A Director’s Certificate for the Company substantially in the form of Part 2 of this Schedule.

7.	Evidence that the agent of the Company under the Finance Documents for service of process in Hong Kong has accepted its appointment.

Legal opinions

8.	A legal opinion of Maples and Calder, legal advisers in the Cayman Islands to the Company, substantially in the form distributed to the Lender prior to the signing of this Agreement.

Other documents and evidence

9.	A copy of any other authorisation or other document, opinion or assurance which the Lender has notified the Company in writing prior to the date of this Agreement, is necessary in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

FORM OF DIRECTOR’S CERTIFICATE

To: Sumitomo	Mitsui Banking Corporation

BAIDU, INC. - US$150,000,000 Facility Agreement

dated 17th July, 2015 (the Agreement)

I refer to the Agreement. Terms defined in the Agreement have, unless defined in this certificate, the same meaning when used in this certificate.

I am a director of Baidu, Inc. (the Company), an exempt company incorporated with limited liability in the Cayman Islands with registered office at [●]. I am authorised to give this certificate and certify as follows:

1.	Each [original] and copy document delivered by the Company to the Lender under Part 1 of Schedule 1 (Conditions precedent documents) to the Agreement (including the documents listed below and attached to this certificate) is true, complete and in full force and effect on the date of this certificate:

(a)	the Third Amended and Restated Memorandum and Articles of Association of the Company adopted on 16 December 2008 (the Memorandum and Articles);

(b)	the Certificate of Incorporation of the Company dated 18 January 2000;

(c)	the Certificate of Incorporation on Change of Name of Company dated 2 January 2009;

(d)	the Certificate of Good Standing of the Company dated [●] 2015;

(e)	the Certificate of Incumbency of the Company dated [●] 2015; and

(f)	the minutes of a meeting of the Board of Directors of the Company held on [ ].

2.	Borrowing the Commitments will not cause any borrowing or similar limit binding on the Company under the Memorandum or Articles or other constitutional documents or any law applicable to it to be exceeded.

3.	Each resolution adopted at the meeting referred to in 1(f) above is in full force and effect without modification.

4.	The resolutions adopted at the meeting referred to in 1(f) above constitute all corporate action necessary on the part of the Company to:

(a)	approve the terms of and transactions contemplated by the Finance Documents; and

(b)	authorise the signing of, any communications and/or other action under or in connection with, the Finance Documents.

5.	The following is a complete list of all persons who are the Directors and Company Secretary of the Company as at the date of this Certificate and who were the Directors and Company Secretary on the date of the meeting referred to above.

[    ]

6. Each person listed below:

(a)	occupies the position stated against his name (and occupied that position on the date each Finance Document was signed by him);

(b)	is the person duly authorised in the resolutions adopted at the meeting referred to in l(f) above to sign the Finance Documents (and any other document in connection with the Finance Documents) on behalf of the Company; and

(c)	has his true signature appearing opposite his name.

Name	Position	Specimen Signature

7.	Unless we notify you to the contrary in writing, you may assume that this Certificate remains true and correct up until the date of the first Utilisation by the Company under the Agreement.

For

Baidu, Inc.

Director

SCHEDULE 2

FORM OF REQUEST

To:	Sumitomo Mitsui Banking Corporation 8/F., One International Finance Centre 1 Harbour View Street Hong Kong

Attention: [Head of Loan Operations Department ]

From:    BAIDU, INC.

Date:     [    ]

BAIDU, INC.-US$150,000,000 Facility Agreement

dated 17th July, 2015 (the Agreement)

1.	We refer to the Agreement. This is a Request. Terms defined in the Agreement have the same meaning in this Request.

2.	We wish to borrow the Loan on the following terms:

(a)	Utilisation Date: [ ];

(b)	Amount: [ ];

(c)	Term: [ Three months].

3.	The proceeds of the Loan should be credited to: [accounts (including accounts for settlement of fees and expenses)]; or

We hereby irrevocably authorize and direct you to apply the above Drawing towards full repayment of our existing outstanding loan principal of [    ] to be matured on [    ] under the Facility Agreement dated 24 Jul 2013.

4.	We confirm that each condition precedent specified in Clause 4.2 (Further conditions precedent) under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

6.	For the next rollover period is deemed to be [ ] months in accordance with the Agreement, and to match with the respective settlement date(s) of the interest rate swap as per the confirmation to be executed on [ ]. We shall transfer the loan interest to your Bank for the settlement of the accrued interest due on each loan maturity date.

By:

BAIDU, INC.

Name:
[Director]

SCHEDULE 3

FORM OF TRANSFER CERTIFICATE

To:	Sumitomo Mitsui Banking Corporation (the Existing Lender)
8/F., One International Finance Centre
1 Harbour View Street
Hong Kong

Attention: [    ]

From: [NEW LENDER] (the New Lender)

Date: [    ]

BAIDU, INC. - US$150,000,000 Facility Agreement

dated 17th July6, 2015 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have, unless defined in this certificate, the same meaning when used in this Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

In particular, the New Lender expressly acknowledges and confirms that:

(a)	the Existing Lender makes no representation or warranty and assumes no responsibility to the New Lender for:

(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or

(C)	any observance by the Company of its obligations under any Finance Document or other document,

and any representations or warranties implied by law are excluded; and

(b)	it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in the Agreement;

(ii)	has not relied on any information supplied to it by the Existing Lender in connection with any Finance Document;

(iii)	has conducted its own investigation in connection with the Finance Documents and has not relied upon the Existing Lender to conduct any due diligence investigation on its behalf;

(iv)	has access to all information that it believes is necessary or appropriate in connection with its participation of the Agreement and it is able to obtain or access business and financial information without undue difficulty;

(v)	has consulted its own independent advisors or otherwise has satisfied itself concerning, without limitation, the tax, legal, currency and other economic considerations related to its participation in the Agreement, and has only relied on the advice of, or has only consulted with, such independent advisers;

(vi)	has not relied and will not rely on any investigation or due diligence that the Existing Lender or any of its affiliates or employees or any person acting on behalf of the Existing Lender may have conducted in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets), and none of such persons has made any representation, warranty or recommendation to the New Lender, express or implied, in connection with the Finance Documents (including the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) or the accuracy, completeness or adequacy of any information the New Lender obtain from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind); and

(vii)	will not hold the Existing Lender, its affiliates or the officers, directors or employees responsible for any misstatements in or omissions from information it obtains from public sources or from the Company in any form (including, without limitation, oral statements, written materials and electronic communications and data of any kind).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by Hong Kong law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices, fax number and attention details and account details for payment etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Lender as [ ]

[●]

By:

Note: The New Lender is alone responsible for checking whether any further formalities should be complied with. An assignment may give rise to a stamp duty or transfer tax issues.

SCHEDULE 4

FORM OF COMPLIANCE CERTIFICATE

To:	Sumitomo Mitsui Banking Corporation as Lender

From: BAIDU, INC.

Date: [    ]

BAIDU, INC. - US$150,000,000 Facility Agreement

dated [    ], 2015 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meanings in this Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated Tangible Net Worth is [ ]; and

(b)	Consolidated Total Borrowings are [ ] and therefore, Consolidated Total Borrowings are [ ] per cent. ([ ]%) of Consolidated Tangible Net Worth.

(c)	Adjusted Consolidated EBITDA is [ ] and therefore, Consolidated Total Borrowings are [ ] per cent. ([ ]%) of Adjusted Consolidated EBITDA.

(d)	Consolidated Cash Balance is [ ] and therefore Consolidated Cash Balance is not less than Consolidated Total Borrowings as stated in (b) above.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[    ]

4.	We confirm that as at [relevant testing date] [no Default is outstanding]/[the following Default[s] [is/are] outstanding and the following steps are being taken to remedy [it/them]:

[    ]].

BAIDU, INC.

By:

SIGNATORIES

Company

BAIDU, INC.

By: /s/ Robin Yanhong Li

Lender

SUMITOMO MITSUI BANKING CORPORATION

By: /s/ Authorized Signatory